Exhibit 10.26

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

UNITY PLATFORM SOFTWARE AND HOSTING

SERVICES AGREEMENT

This Unity Platform Software and Hosting Services Agreement (“Agreement”) dated April 26, 2010 is by and between FVA VENTURES, INC. dba VISALUS SCIENCES (“Client”), having its principal place of business at 1607 E. Big River Road, Suite 110, Troy, MI 48083, and SOLUTION X GLOBAL, LLC, a Delaware limited liability company (“SolutionX”) having its principal place of business at 3520 N. University Ave., Suite 300, Provo, Utah 84604.

1. Recitals.

A. Client is a multi-level marketing company offering products in the health and wellness field.

B. SolutionX is a marketing company offering world class, state of the art, leading edge web-based software solutions to help MLM and Direct Sales companies better market and grow their businesses.

C. Client is already under contract with SolutionX using an earlier software platform, and now desires to license, migrate to, and implement SolutionX’s flagship web-based software solution known as the Unity Platform.

D. This Agreement contains the terms and conditions agreed to between the Parties. This Agreement will constitute a binding contract between the Parties that will be enforceable by either Party in accordance with its terms and conditions. All terms set forth in this Agreement, including fees and charges, are fixed for the initial term of this Agreement, and shall be alterable only with the mutual written consent of both Parties.

2. Definitions.

A. “Party” shall mean either Client or SolutionX, and “Parties” shall mean both.

B. “Subscriber(s)” shall mean current and future distributors and customers in Client’s organization who subscribe to the Unity Platform.

C. “Unity Platform” shall mean SolutionX’s world class, leading edge, web-based software program developed and customized for Client as defined within this Agreement including all related exhibits. The Unity Platform is an online integrated web 2.0 software solution for Client and Client’s Subscribers and Customers. The Unity Platform will assist Subscribers with their independent businesses by providing, among other things, their own industry leading personalized replicated websites, with web 2.0 integrated social networking, marketing and communication tools, training modules, calendar scheduling, email, and many other customized features as outlined in the Vi-Net Unity Scope document attached. The Unity Platform also includes SolutionX’s web hosting services for the Unity Platform, which facilitates the automated deployment and centralized administration of database driven, e-commerce equipped, personal websites and included business tools as described herein.

D. “Scope” shall mean The Unity Platform and all initial functionality and features that will be included in the initial launch as outlined in the Vi-Net Unity Scope document attached.

E. “Pro Version” shall mean the full version of the Unity Platform as outlined in the Vi-Net Scope document attached and Exhibit B.

F. “Ultra-Pro Version” means the full version of the Unity Platform plus additional add on features as may be agreed to in the future by the Parties.

G. “Lite Version” shall mean the limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached. The Lite Version will be the default version for distributors, and will be provided by Client at no charge to distributors who do not subscribe to either the Pro Version or Ultra-Pro Version.

H. “Customer Version” shall mean the very limited version of the Unity Platform as outlined in the Vi-Net Unity Scope document attached.

I. “Launch” shall mean the official live release of the Unity Platform as described in the Vi-Net Unity Scope document attached to Client and Subscribers for subscription and use at the agreed upon time.

3. Initial Set Up & Development Fees. SolutionX agrees to deliver the Unity Platform as described in the Vi-Net Unity Scope document attached in consideration of the terms herein and all fees described in Exhibit B.

4. Client License. Upon execution of this Agreement and payment of the initial set up and development fees outlined in Exhibit B, Client shall be granted a non-exclusive, royalty-free, worldwide license to use and promote the Unity Platform throughout the term of this Agreement. Each Subscriber shall be granted an individual license to access and use the Unity Platform as outlined herein.

5. Unity Platform Launch.

A. Launch Dates. SolutionX agrees that the Unity Platform with the Scope of Features as outlined in the Vi-Net Unity Scope document attached will be completed and ready for Launch according to the Schedule as outlined in the Vi-Net Unity Scope document attached. Client reserves the right to extend the beta testing period and delay the launch if the Unity Platform does not meet Client’s reasonable expectations as outlined in the Vi-Net Unity Scope document.

B. Client Cooperation. The actual Launch date of the Client’s Unity Platform as set forth in the Vi-Net Unity Scope document attached is contingent upon Client’s timely delivery to SolutionX of all requested content, materials, information, and approvals as specifically set forth in the Vi-Net Unity Scope document attached. SolutionX may delay the Launch date or other deadlines at its discretion if there are significant delays in receiving requested items.

C. Commission/Genealogy Software Integration. Client agrees to allow SolutionX to fully integrate with Client’s commission/genealogy software in order for the Unity Platform to have the full functionality outlined in this Agreement. Client agrees to fully cooperate with SolutionX to secure necessary permissions and support from Client’s commission – genealogy software provider (currently Exigo) in order for the integration to take place timely and effectively.

D. Interim Hosting. The Parties agree that SolutionX will continue to provide hosting and support for Client’s current platform Vi-Net site as set forth in the existing Agreement entitled Software and Hosting Services Agreement dated June 15, 2009 until Client’s new Unity Platform is successfully launched. Client agrees to pay SolutionX $16,000 per month beginning April 1, 2010, and payable on the fifteenth (15th) of each month through June, 2010, or beyond if the Launch date is pushed back. SolutionX will continue to be responsible for the costs of hosting and maintaining Client’s Vi-Net site during this period including paying for Rackspace and Videobloom costs, and Jade Charles’ costs relating to support for Vi-Net.

6. Customer Service, Technical Support, and Reports.

A. First Level Customer Service. Client will be responsible for first level customer service to all Subscribers for such things as Subscriber sign-ups and cancellations, issuing of Subscriber login information and passwords, and answering general customer service questions.

B. Second Level Technical Support. SolutionX shall provide second level technical support to Client relating to the Unity Platform as outlined in Exhibit D, which will include email and phone support between the hours of 8 AM and 6 PM Mountain Standard Time, Monday through Friday except Holidays. Extended hours and foreign language support can be provided at prices outlined in Exhibit C. SolutionX will use all commercially reasonable means to resolve Client and Subscriber related issues as outlined in this Agreement.

C. Reports. Most data and reports will be accessible by Client within the Unity Platform. Custom reports not otherwise available to the Client directly through the Unity Platform can be provided by SolutionX as a custom development project.

7. Subscriber Payment Processing & Merchant Fees.

Client, in its sole discretion, will be responsible for the setting of the subscription price and for payment processing of subscription fees for Subscribers as well as cancellations and refunds. Client agrees to pay to SolutionX all fees as outlined in Exhibit B by the 15th day of each month for the prior month’s fees.

8. Unity Platform Modifications & Custom Development.

A. Client Control. All of SolutionX’s services provided to Client under this Agreement shall be subject to the reasonable supervision, direction, and approval of Client. SolutionX will work closely with Client to meet Client’s reasonable expectations so that Client can achieve its purposes, goals, and objectives in implementing the Unity Platform.

B. Custom Development & New Features. Any additional customization, modifications, enhancements, integrations, or new features requested by Client outside of the Vi-Net Unity Scope document attached shall be bid on a per project basis, billed at the rates described in Exhibit C, and agreed to in writing. For invoices in excess of $3,000, Client shall pay half of the total invoice in advance before work begins, and the balance upon completion of work. For invoices under $3,000, the invoice will be sent to Client upon completion of the project. However, for the current $10,925 of custom development requests that will be incorporated into the Unity Platform prior to launch, the Parties agree that Client shall pay $6,925 upon signing of this Agreement, and the balance upon completion of the custom development features.

C. Time Frames. SolutionX agrees to complete all contracted work in the time frames agreed to and as outlined herein. SolutionX will meet Client’s scheduling and critical time frames for all custom development, which may include adding staff and/or outsourcing some aspects or all of the custom development to trusted third parties.

D. Third Party Work. Client agrees to have SolutionX perform all custom development work related to the Unity Platform during the term of the Agreement unless otherwise agreed to in writing by the Parties. However, SolutionX’s approval will not be unreasonably withheld. Where SolutionX agrees to allow Client to use a third party to do any custom development work that adversely affects Client’s Unity Platform, SolutionX will not be responsible for any interruptions, damages, costs, or delays caused by such third party work. Client agrees to pay SolutionX for all labor and costs required to repair and restore the Unity Platform to full functionality as existed prior to the third party intervening. All such work performed by SolutionX will be billed in accordance with the fee schedule in Exhibit C.

E. Software Patches & Fixes. SolutionX continually updates and improves the Unity Platform providing platform wide enhancements, patches and bug fixes. These are all provided to Client at no cost to Client. SolutionX agrees to fix at its own cost any problems that occur with Client’s Unity Platform as a direct result of these releases.

9. Web Hosting & Data Storage. During the term of this Agreement, SolutionX shall host and maintain the Unity Platform and Subscriber websites on either (1) SolutionX’s shared hosting environment (on SolutionX’s shared web servers, database servers, and other hardware), or (2) on Client’s dedicated customized hosting solution as agreed to and outlined in Exhibit F. SolutionX shall use one or more reputable, bonded, and insured third party hosting companies selected by SolutionX, including Fibernet Corp., 1155 South 800 East, Orem, UT 84097, and Rackspace Hosting, 9725 Datapoint Drive, Suite 100, San Antonio, TX 78229, both of which are world-class, state of the art, colocation web hosting data centers. SolutionX will take all commercially reasonable precautions to implement and maintain data backup services on the data stored from Client and Subscriber websites to prevent any loss of data. Nevertheless, where SolutionX has taken commercially reasonable precautions, SolutionX is specifically not responsible for any direct or indirect damages or delays caused by a loss of Client or Subscriber data. SolutionX agrees to make Subscriber websites available to Internet users according to the Service Level Agreement set forth in Exhibit D.

10. Domain Names. Client already has or shall acquire and maintain the Internet Protocol address and corresponding domain names listed in Exhibit E.

11. Invoices.

A. All invoices will be sent by SolutionX to Client, and are due net 30 days from date of invoice.

B. Unpaid balances on undisputed invoices over 30 days late will accrue interest at the rate of 12% per annum from the due date. For undisputed invoice balances over 60 days late, SolutionX may, with at least 30 days advance written notice to Client, suspend, disconnect and otherwise remove Client’s and Subscriber’s access to the Unity Platform until the overdue invoices are paid in full. In such event, Client agrees to indemnify, defend, and hold SolutionX harmless as a result of such suspension, disconnection, or interruption of services, including for all costs or expenses that Client or Subscribers may incur whether directly or indirectly. Nevertheless, all commercially reasonable means will be taken to resolve any late payment issues or billing disputes before any disconnection or disruption of the Unity Platform occurs.

C. The Parties further agree that, if at any time Client’s undisputed invoice(s) become past due by more than ninety (90) days, and after notice of such status by SolutionX to Client, then SolutionX may, at its sole discretion, and in addition to any other remedies that SolutionX my be entitled to, enlist a third party to collect monies due from Client. Client shall be responsible for any and all actual legal costs or collection fees incurred by SolutionX, including reasonable attorney fees, in addition to any other damages SolutionX may be entitled to.

12. Exclusivity & Best Efforts.

A. Throughout the term of this Agreement, Client agrees that SolutionX shall be its exclusive provider of all services to Client of the same or substantially similar nature as provided in the Unity Platform and as contemplated by this Agreement.

B. In addition to offering the Pro version of the Unity Platform, Client may choose to offer the free customer version and/or the Lite version and/or the Ultra-Pro version of the Unity Platform. If Client provides any or all of these versions, it shall be outlined and described in the Vi-Net Unity Scope document attached. Client also agrees to exercise commercially reasonable efforts to promote and encourage all distributors to upgrade from the Free customer version or Lite versions to the Pro or Ultra-Pro versions of the Unity Platform so that every distributor will have all the critical business tools and training available in the Pro and Ultra-Pro versions to help maximize their success as distributors.

13. Client Events. Upon written request from Client with reasonable advance notice, SolutionX agrees to provide no less than one SolutionX employee or consultant for assistance at significant events where Client requests SolutionX personnel for training and other promotional purposes. Client shall be responsible for all consulting fees, reasonable travel related expenses, and lodging expenses reasonably incurred by SolutionX personnel requested by Client to attend and participate in these events. SolutionX reserves the right to choose which personnel to send to such events, though SolutionX will always try to comply with Client’s specific requests where possible.

14. Proprietary Materials.

A. Client Proprietary Materials. SolutionX recognizes that Client may provide proprietary materials to be included in the Unity Platform. This may include non-public company information, Subscriber names and information, materials that are copyrighted, patented, trademarked, or any other type of proprietary materials (collectively “Client Proprietary Materials”), all of which shall remain the exclusive property of Client. Client hereby grants to SolutionX a non-exclusive, non-transferrable, royalty-free, worldwide license to use all such protected Client Proprietary Materials provided to SolutionX by Client and its Subscribers for use in the Unity Platform for the duration of this Agreement. SolutionX agrees not to sell, provide, license, or turn over any Client Proprietary Materials to any third party without Client’s written authorization.

B. SolutionX Proprietary Materials. SolutionX likewise retains all ownership and proprietary rights relating to the Unity Platform, including, but not limited to, architecture, design, source code, HTML code, graphical code, technique, methods, processes, documentation, trade secrets, training materials, etc., (collectively “SolutionX Proprietary Materials”). This Agreement does not transfer, sell, assign, or entitle Client to any SolutionX Proprietary Materials. However, during the term of this Agreement, SolutionX grants to Client, its successors and assignees, a non-exclusive, non-transferrable, royalty free, worldwide license to use SolutionX Proprietary Materials in connection with the implementation and use of the Unity Platform and Subscriber websites consistent with the terms of this Agreement.

15. Confidentiality & Non-Disclosure.

A. Confidentiality. During and after the term of this Agreement, neither Party shall permit third parties to have access to any confidential or proprietary information of the other Party, including SolutionX Proprietary Materials or Client Proprietary Materials, without first obtaining the other Party’s written authorization, which authorization may be conditioned upon such third party’s execution and delivery of a confidentiality agreement reasonably acceptable to the other Party. In addition, each Party shall take reasonable and appropriate steps to ensure that its employees and independent contractors who have permissible access to the other Party’s confidential information, to safeguard such information and to not disclose it to third parties without first receiving written authorization from the other Party.

B. Confidential Information. “Confidential Information” includes, but is not limited to, SolutionX or Client Proprietary Materials, and information relating to finances, clients, customers, sales data, Subscribers, Subscriber usage of websites, and all other non-public business, technical, marketing, or intellectual property information relating to each Party’s business. In the event that either Party has access to, or obtains in any way, Confidential Information of the other Party, each Party agrees to use all reasonable means to preserve and protect all Confidential Information obtained, and not to disclose any Confidential Information to any third party, person, or entity without the prior written consent of the other Party, both during and after the term of this Agreement. However, this provision does not apply to any information already publicly known, discovered, or created independent of any involvement with the other Party or otherwise learned through legitimate means other than from such Party. Each Party shall take such actions as may be necessary to ensure that its employees and agents are bound by, and comply with, all the provisions of this Agreement. Each Party shall be fully responsible for all damages stemming from a material breach of this duty.

C. Non-Solicitation. Neither Party shall directly solicit, hire or engage any employees of the other Party. The parties acknowledge that the employees of each Party represent a significant investment in recruitment and training, the loss of which would be detrimental to that Party’s current and future business and profits. The Parties further recognize that determining the damages in the event of a breach of this provision can be very difficult, and therefore agree that, if a Party breaches this provision by directly soliciting personnel of the other Party, then the offending Party shall pay the other Party damages for the breach (exclusive of any other remedy provided herein) of an amount equal to one year’s compensation at the rate the personnel was being paid. This shall be the full measure of damages for breach of this provision. This clause shall terminate one year after the termination of this Agreement.

16. Limitation of Warranties, Liabilities & Risks.

A. LIMITATION OF WARRANTIES. SolutionX makes no warranty, representation or promise not expressly set forth in this agreement. SolutionX disclaims and excludes any and all implied warranties, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement. SolutionX does not warrant that the provided software or service is without defect or error or that the operation of licensed software will be uninterrupted or error free. However, SolutionX does warrant that it will use commercially reasonable efforts to provide a product free of errors or defects, or fix and repair any such errors or defects as they are discovered.

B. LIMITATION ON LIABILITY. SolutionX’s aggregate liability arising from or relating to this agreement, the Unity Platform, maintenance, support or other services regardless of the form of action or claim, (e.g. contract, warranty, tort, malpractice, and/or otherwise) will in no event exceed an amount equal to the total amount received by SolutionX under this agreement (net of any amounts paid to Client). SolutionX will not in any case be liable for any special, incidental, consequential, indirect or punitive damages even if SolutionX has been advised of the possibility of such damages. SolutionX is not responsible for lost profits or revenue, loss of use of licensed software or other programs, loss of data, costs of recreating lost data, the cost of any substitute equipment or program, or claims by any party other than Client, except as otherwise specifically provided for in this Agreement.

C. Allocation of Risk. This Agreement defines a mutually agreed upon allocation of risk and the amounts payable to SolutionX reflect such allocation of risk.

17. Indemnification.

A. Each Party shall defend, indemnify, and hold harmless the other Party, its directors, officers, employees and agents with respect to any third party claim, demand, cause of action, debt or liability, including reasonable legal costs and attorney’s fees, to the extent that it is based upon a claim that arises out of the negligence, gross negligence or willful misconduct of the offending Party.

B. SolutionX shall indemnify, defend and hold Client harmless from any costs or liabilities (including reasonable attorneys’ fees) arising from any third party claim or action brought against Client or the Subscribers arising from allegations that SolutionX’s Unity Platform, when licensed as provided for by this Agreement, infringes any patent, copyright or other proprietary right of any third party.

C. If the Unity Platform or portion thereof becomes the subject of an infringement claim, SolutionX shall, at SolutionX’s expense, use commercially reasonable efforts to: (i) procure for Client and the Subscribers the right to continue to use the Unity Platform or portion thereof, as applicable, as licensed in this Agreement; or (ii) replace or modify the Unity Platform or portion thereof, with a version that is non-infringing, provided that the replacement or modified version provides equivalent or better performance and functionality, in each case at SolutionX’s sole cost and expense. If SolutionX fails or is unable to provide either of these remedies, Client may terminate this agreement with written notice to SolutionX.

D. In claiming any indemnification hereunder, the Party claiming indemnification shall: (1) provide the other Party with prompt written notice of any claim that it believes calls for indemnification under this Agreement; (2) grant the other Party sole control of the defense and all related settlement negotiations, provided that no settlement will be entered into which requires any payment or expenditure by the Indemnified Party without the Indemnified Party’s consent, and (3) provide the other Party with the assistance, information and authority necessary to perform the above. Each Party may, at its option and expense, be represented by separate counsel in any such action.

18. Assignment. Neither Party may assign this Agreement to another person or entity without the written approval of the other Party.

19. Term of Agreement. The initial term of this Agreement shall be as outlined in Exhibit E. At the conclusion of the initial term, this Agreement shall automatically renew for successive one year terms, unless either party gives the other party written notice of termination at least 90 days prior to the end of the then current term.

20. Breach and Termination for Breach.

A. Material Breach. The Parties agree that any breach of one or more provisions of this Agreement that threatens to, or in fact causes the other Party substantial harm, is a material breach, including breach of the non-disclosure, confidentiality, or non-competition provisions by either Party.

B. Notice of Breach. In the event of an actual or perceived material breach of this Agreement by either Party, the termination provisions of this section will not trigger or be available to the non-breaching Party until the non-breaching Party has notified the breaching Party in writing of the alleged material breach, disclosing in reasonable detail the nature of the alleged breach. If the breaching Party agrees that a material breach has occurred of one or more provisions of this Agreement, then the breaching Party shall then have thirty days to reasonably remedy the breach. At the end of the thirty day period, if the breach has not been reasonably remedied, the Agreement may be terminated by the non-breaching Party. However, if the alleged breaching Party denies the breach in writing to the non-breaching Party, and produces with the writing reasonable evidence to support the denial, then the non-breaching Party may not immediately terminate the Agreement, but instead must utilize the dispute resolution provisions outlined below under the paragraph entitled “Disputes”.

C. Termination for Multiple Breaches. In the event that either Party admittedly commits, or is determined by the provisions of this Agreement to have committed two or more material breaches within any one-year term of this Agreement, even if subsequently remedied, the non-breaching Party shall have the right to terminate this Agreement upon ninety (90) days advance written notice.

D. Termination for Bankruptcy. In the event either Party files for bankruptcy, this Agreement may be terminated with thirty (30) days written notice to the Party filing for bankruptcy.

E. Single User License / Purchase of Unity Platform. In the event that Client becomes entitled to receive a copy of the source code for the Unity Platform through any provision(s) of this Agreement, including breach or bankruptcy, then Client shall be entitled to purchase a single user license of the Unity Platform at the pre-agreed upon price as outlined in Exhibit B, or if there is no pre-agreed upon price, then at the market value for the full purchase price for a single user version of the Unity Platform at the time Client becomes entitled to purchase the Unity Platform. Notwithstanding this provision, upon purchasing a single user license version of the Unity Platform under this provision, Client shall be limited in its use of the source code to maintaining and further developing it for Client’s use only, and does not give Client the right to assign, transfer, sell, resell, market, provide, or give the Unity Platform or source code to any other third party.

F. Termination Upon Mutual Consent. This Agreement may also be terminated at any time and with any terms as may be subsequently agreed to in writing by the Parties.

G. Termination For Breach of Section 5(A). This Agreement may be terminated by Client in the event of a breach of Section 5(A) by SolutionX, with thirty (30) days written notice. Termination by Client under this Section shall be without penalty or any fee.

H. Termination For Convenience. This Agreement may also be terminated at any time by Client without cause. Client shall give SolutionX no less than ninety (90) days advance written notice. On or before the termination date, Client shall pay to SolutionX all other sums owed under this Agreement, and in addition, Client shall pay an early termination fee of One Hundred Thousand Dollars ($100,000.00) to SolutionX if Client has terminated for convenience within the first term of this Agreement. SolutionX shall fully cooperate with Client to allow and facilitate Client to migrate its data to another system.

I. Duties Upon Termination. Upon termination of this Agreement, SolutionX shall render inoperable all Subscriber websites and the Unity Platform. Each Party shall return to the other Party all Confidential Information and SolutionX or Client Proprietary Materials in their possession belonging to the other Party.

J. Termination of Subscribers. SolutionX may terminate any Subscriber for non-compliance with the terms of this Agreement and the Subscriber agreement. However, SolutionX must obtain Client’s consent to terminate any Subscriber, which consent shall not be unreasonably withheld. SolutionX will provide Client at least seven (7) days advance written notice of its intent to terminate any Subscriber for non-compliance. SolutionX reserves the right to exercise all remedies allowed at law or in equity in regards to Subscribers violation of the terms of this Agreement or abuse of the Unity Platform.

21. Disputes.

A. Arbitration. All disputes, controversies, claims and differences arising out of, or relating to this Agreement, or any alleged or actual breach thereof, which cannot be settled through correspondence, mutual consultation, and negotiations between the Parties, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Arbitration will be deemed to have commenced when one Party notifies the other in writing that it is demanding formal Arbitration.

B. Selection of Arbitrators. The Parties may agree to use a single Arbitrator. If the Parties cannot agree on the selection of a single arbitrator within thirty (30) days of commencement of formal arbitration proceedings, then each Party shall then have an additional thirty (30) days to appoint one arbitrator of their own choosing. Failure to notify the other Party of the appointed arbitrator within the thirty (30) days allotted shall be deemed a waiver of this right, and the compliant Party’s appointed arbitrator shall serve as the single Arbitrator as if agreed to by both Parties. However, where both Parties give timely notice of their appointed Arbitrators, then the two appointed Arbitrators shall in turn jointly select a third neutral arbitrator. If the two arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nominations, then the third arbitrator shall be appointed by the American Arbitration Association.

C. Location. Arbitration proceedings shall be held in Utah County or Salt Lake County in the state of Utah unless the Parties mutually agree to a different location.

D. Authority of Arbitrator(s). If there is a single Arbitrator, then his/her decisions will be final on all matters before him/her. If there are three (3) Arbitrators, then a simple majority of two (2) will be required to make all decisions final. The Arbitrator(s) shall allow the Parties reasonable time to conduct discovery, and shall adjudicate all discovery related disputes. The date, time, and specific location of the arbitration proceedings shall be mutually agreed to by the Parties, but if no agreement is reached, then by the Arbitrator(s). The decision of the Arbitrator(s) on all matters before them shall be final and binding on the Parties, not subject to appeal, and shall deal with the questions of costs of the arbitration, attorney’s fees, and all other related matters. Judgment upon the award or decision rendered by the Arbitrator(s) may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award and order of enforcement thereof, as the case may be.

E. Governing Law. This Agreement will be governed by the laws of the state of Utah including substantive law, rules of evidence, and discovery.

F. Remedies. Each Party shall be entitled to all remedies at law or in equity in enforcing the provisions and terms of this Agreement. The prevailing Party in any arbitration proceeding under this Agreement shall also be entitled to recover its reasonable costs and attorney fees arising out of prosecution or defense of the disputes raised. Where both Parties prevail in one or more disputes under this Agreement, then the Arbitrator(s) shall determine a fair assessment of costs and attorney fees to be paid by either or both Parties.

G. Injunctive Relief. The Parties acknowledge that any material breach by the other Party of any key provision in this Agreement, and more particularly a breach, or threatened breach, of the confidentiality and non-compete provisions, will give rise to irreparable injury to the other Party inadequately compensable in monetary damages alone. Accordingly, each Party stipulates and agrees that the non-breaching Party may seek and obtain preliminary and/or permanent injunctive relief against the offending Party for any such breach, or threatened breach, and without the necessity of posting bond. Such relief will be in addition to any other legal or equitable remedies which may be available to non-breaching Party.

H. Force Majeure. A Party shall be excused from delays or failure to perform its duties (other than payment obligations) to the extent such delays or failures result directly from acts of nature, riots, war, acts of public enemies, fires, epidemics, labor disputes, or any other unpreventable and substantially disruptive or destructive causes well beyond the Party’s reasonable control. Nevertheless, either Party may terminate this Agreement if a delay in performance by the Party seeking excuse under this provision exceeds thirty (30) days regardless of cause.

I. Waiver. The waiver by either Party of any default, breach, or obligation hereunder shall be ineffective unless in writing, and shall not constitute a waiver of any subsequent breach or default. No failure to exercise any right or power under this Agreement or to insist on strict compliance shall constitute a waiver of the right in the future.

22. Publicity. Each Party has the right to publish the relationship between the Parties so long as neither party makes any derogatory, disparaging, false or misleading statements or claims about the relationship or the other Party’s business, products, or services.

23. Independent Contractor. The Parties to this Agreement are independent contractors, and there is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the other’s behalf.

24. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25. Severability. If any term or provision of this Agreement is held invalid or unenforceable by the Arbitrator(s) or a court of competent jurisdiction, such term shall be severed, and the remaining terms of this Agreement shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.

26. Entire Agreement. This Agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior communications, negotiations, understandings, and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both Parties.

27. Counterparts. This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, all of which together shall constitute one and the same document. Nevertheless, where a fully executed original of this Agreement cannot be found or produced, a true copy of a fully executed copy of this Agreement shall be treated as an original for all purposes, but an unsigned copy shall not be deemed valid. Any signed electronic, scanned, or facsimile copy of this Agreement shall be deemed to be an original copy.

28. Notices. All payments shall be sent to the address below, and all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, or (ii) when received by the addressee if sent by regular mail or by Express Mail, Federal Express or other express delivery service, in each case to the other Party at the addresses listed below. Either Party may change their official address by advance written notice to the other Party:

If to Client, to:

ViSalus Sciences Attn: John Tolmie

1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083

Phone (248) 524-9520 Fax: (248)-524-9523

If to SolutionX, to:

Solution X Global, LLC; Attn: Rodger Smith or Scott Shields

3520 N. University Ave., Suite 300, Provo, UT 84604

Phone (801) 224-4444; Fax (801) 224-4457

The signers to this Agreement fully represent that they have complete authority from their respective companies to sign on their behalf and to bind them to this Agreement without limitations. Breach of this representation shall be considered a material breach, and if done knowingly, shall immediately upon discovery give the non-breaching Party the right to immediately void the contract and pursue all legal remedies for such misrepresentation or fraud without the limitations of arbitration outlined in this Agreement.

IN WITNESS WHEROF, the undersigned have executed this Agreement

Client: FVA Ventures - Visalus Sciences

By:	Signature	/s/ John Tolmie

	Printed Name	JOHN TOLMIE

	Title	Sr VP Finance & Admin

	Date	April 26, 2010

SolutionX:

By:	Signature	/s/ Scott M. Shields

	Printed Name	SCOTT M. SHIELDS

	Title	PRESIDENT

	Date	4-27-10

EXHIBIT A

Vi-Net Unity Scope

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCOPE.

VI-NET UNITY SCOPE

TABLE OF CONTENTS

GENERAL NOTE	3
CORPORATE SITE	3
MAIN DOTCOM	3
MYVI.NET	3
BODYBYVI.COM	4
VISALUSGIVING.COM	4
MARKETING SITES	4
GENERAL INFO	4
USERNAME.MYVI.NET	5
USERNAME.MYVI.NET/PROFILE	5
USERNAME.BODYBYVI.COM	5
USERNAME.VISALUSGIVING.COM	5
LANDING PAGES	6
ACCOUNT TYPES	6
GENERAL INFO	6
GUEST	6
CUSTOMER	7
LITE	7
PRO	7
BACK OFFICE	7
GENERAL INFO	7
HOME PAGE (DASHBOARD)	9
MY PROFILE	12
MY BUSINESS	13
MY BODY BY VI™	15
MARKETING CENTER	16
TRAINING	18
COMMUNITY	19
SETTINGS	20
ADMIN TOOLBAR	21
DEVELOPMENT PROCESS	22
LAUNCH SCHEDULE	24
CUSTOM DEVELOPMENT PRICING	25

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GENERAL NOTE

Unless otherwise noted elsewhere in this scope, SolutionX will migrate currently existing Vi-Net features and functionality to the Unity Vi-Net system for no additional charge. All new features and functionality requested by ViSalus, not agreed upon otherwise, will be billed as custom development.

CORPORATE SITE

The corporate site, located at visalus.com and visalussciences.com, is not hosted or maintained by SolutionX on the Unity Platform. It is hosted and maintained by ViSalus Corporate completely separate from the replicated websites and back office. SolutionX will not do any work on the corporate ViSalus site. SolutionX recommends that “Community” in the Corporate menu navigation continues to link externally to the the login page of the Main Dotcom (currently “http://myvi.net/login.aspx,” on Unity it will be

“http://myvi.net/login,”).

Potential customers and distributors will no longer be redirected to the corporate site for the shopping/joining experience. If a visitor to a replicated site wants to become a customer or distributor, this will now be handled completely on that distributor marketing site. Whether ViSalus continues to maintain a separate shopping experience on the corporate site is not a matter of this scope.

Note: SolutionX strongly encourages design differentiation between the ViSalus Corporate Site, the Main Dotcom and the Distributor Marketing Sites.

MAIN DOTCOM

MYVI.NET

The Main Dotcom is the base domain URL for replicated site domains (e.g. http://myvi.net). It serves three purposes: (1) To redirect prospects who have mistyped their referrer’s web address (2) To act as a login portal to the back office (3) To educate distributors on the website system and the various subscription levels. Education includes pitching the benefits and features of a Vi-Net Pro account, positioning it as a full marketing solution for promoting the Body by Vi Challenge.

Unlike the current dotcom at myvi.net, the Unity dotcom will contain no information about “joining the community,” nor will it contain any information about ViSalus products, opportunity or company. For more information on these subjects, lost prospects should use the lookup tool to find the referring distributor’s website or click on the ViSalus Corporate link in the footer.

When a user navigates to myvi.net, he will first hit a simple landing page with two large boxes: a redirect module for prospects and a login module for distributors and returning customers. The content on the landing page will be similar to the mockup here, although CSS design may change:

http://solutionx.com/Resource/DbImage/vinet_dotcom_landing_page.jpg

ViSalus will provide final design, with formatting guidelines from SolutionX.

If a visitor clicks through the landing page to see the “educational” section of the Main Dotcom, he will be directed to a site similar to this one (although the branding will match ViSalus’):

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http://unity.solxstaging.com

Standard customization is included (account for features like Success Club). There will not be major redesign of the Main Dotcom template for this launch. The login page of the myvi.net Main Dotcom will be updated to include a “distributor recognition” section and an “active members” section, like the current Vi-Net login page.

BODYBYVI.COM

The base domain for bodybyvi.com will redirect to the corporate page currently located at http://www.visalus.com/bbvi/home/

VISALUSGIVING.COM

The base domain for visalusgiving.com will redirect to the corporate page currently located at

http://visalus.com/bbvi/community

MARKETING SITES

GENERAL INFO

In the current Vi-Net system, distributors can have different login usernames and site URLs (i.e. Their login username is “johndoe”, but their website is located at purplepower.myvi.net). Unity uses the subdomain of the site URL (i.e. “purplepower”) as the login username as well. In migration of usernames and site URLs, we will attempt to allow users to login with their old usernames. If there is a conflict between a distributor with a login username and another distributor with that same name in his site URL, preference will be given to the owner of the site URL. However, if there are no conflicts with others’ logins/URLs, a user will be able to keep both (i.e. he’ll be able to login with both “johndoe” and “purplepower” and his site will exist at both URLs).

Distributor sites on Unity are completely separate from the Main Dotcom and Corporate Sites. There are no outbound links to these sites from the distributor site. All content lives on distributor pages.

In Unity, myvi.net/username redirects to username.myvi.net.

All three marketing sites will be redesigned by ViSalus and integrated into Unity. Landing pages will be updated/refreshed by ViSalus. All sites will be fully designed with final content before SolutionX will build out the pages. Changes after that may affect pricing and schedule.

There will be no Vi-Net concept of “marketing pages,” or Unity concept of “templates” or “themes” used in the system at this time.

Vi-Net allowed for “additional sites,” which were custom extensions off the main marketing site. These custom extensions could be mapped to a landing page or marketing page at the cost of $5/mo. This concept of additional sites will not be supported in Unity, and existing additional sites will cease to operate at migration. In place of “additional sites,” site owners on the Unity platform have access to landing page URLs at all times.

NOTE: Designs and scope for the front-facing marketing sites and landing pages are still to be finalized.

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USERNAME.MYVI.NET

ViSalus is working on redesign of this main distributor marketing site. It will include the Unity Profile Sidebar, a video pod section (users can choose from a any videos in the community), and a blog post format.

The profile section is redesigned to match the new Unity Profile Sidebar. Info for the sidebar pulls automatically from the Vi-Net profile. The site owner can override this profile info with different information using the Personalization section of the Website Settings in the back office. The profile sidebar will not contain a personal message from the distributor. This personal message feature will be removed from the back office Settings section as well.

Distributor Join Cart mockups (not final):

http://solutionx.com/Resource/DbImage/vinet_join_cart_1.jpg

http://solutionx.com/Resource/DbImage/vinet_join_cart_2.jpg

http://solutionx.com/Resource/DbImage/vinet_join_cart_3.jpg

ViSalus requests that the Name and Enroller ID of the individual who owns the site appear on every page of the join/order pages. This information will be ready-only.

BBVi Join the Challenge Cart mockups (not final):

http://solutionx.com/Resource/DbImage/vinet_bbvi_cart_1.jpg

http://solutionx.com/Resource/DbImage/vinet_bbvi_cart_2.jpg

http://solutionx.com/Resource/DbImage/vinet_bbvi_cart_3.jpg

USERNAME.MYVI.NET/PROFILE

In Unity, the public profile is a part of the main marketing site. It takes up the full page and displays the profile as seen in the Unity back office. The only difference is that the Following and My Team boxes in the right column are replaced by a contact form. Links to other profiles in the comments and activity feed either will not display as links or will redirect to a community login page to prevent visitors from roaming over to other distributor profiles. See example of mockup (note that the mockup uses another SolutionX client’s branding):

http://solutionx.com/Resource/DbImage/vinet_public_profile.jpg

Even though customer and lite accounts do not have a marketing site at username.myvi.net, they will still have a public profile available at the /profile extension.

USERNAME.BODYBYVI.COM

The Body by Vi marketing site has yet to be redesigned by ViSalus, but will be similar to the existing page. The BBVi Join the Challenge Process is the same as on the Main Marketing Site.

USERNAME.VISALUSGIVING.COM

The ViSalus Giving site has yet to be redesigned by ViSalus, but will be similar to the existing page.

Community Challenge Cart

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Current mockups (not final):

http://solutionx.com/Resource/DbImage/vinet_giving_cart_1.jpg

http://solutionx.com/Resource/DbImage/vinet_giving_cart_2.jpg

LANDING PAGES

Unity landing pages are handled as follows: A site owner can elect to set a splash page as the first page a user hits when visiting the main marketing site. This landing page will redirect to the home page of the main marketing site after the visitor has taken certain steps (clicked on a link or filled out a lead capture form). Each landing page exists at a specific, static URL (e.g. username.myvi.net/bimmer) and is available to send users to directly by using the full URL at any time, regardless of whether it is in use.

Unity supports the adding of additional landing pages across all Pro accounts at any time. New landing pages will be billed as custom development.

Landing pages will be designed by ViSalus.

Each landing page will have option to Join, or fill out contact field for more info. Once Contact Filled is filled out, user directed to a Sales Page. The sales page will direct to the DS marketing Site for Pro accounts. Since the concept of a lead capture page followed by the sales page are not currently used in Vi-Net, SolutionX will bill as custom development the initial lead capture pages, while the sales pages will be included at no additional cost. SolutionX will include up to six sales pages, since that is how many the current Vi-Net system has.

SolutionX can include the ability to offer custom landing pages for individual accounts, such as A-listers, influencers, and celebrities. This development would not be included for launch, but if requested later, it will be billed as custom development.

ACCOUNT TYPES

GENERAL INFO

Permissions

Please refer to the back office navigation spreadsheet for details on the permissions of each account, including which pages they have access to.

Additional Services

Executive Success Club -This additional training content is available to Lite accounts in the Training section at an additional cost of $9/mo. This service comes free with the Pro account.

Billing

ViSalus will continue to handle billing for Pro accounts and the Executive Success Club additional service through Exigo. SolutionX will integrate with Exigo where needed to handle upgrades and user changes to billing information.

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GUEST

The Unity Vi-Net system will not have “guest accounts” as currently defined in Vi-Net. Current guest accounts will be deleted and their information will be migrated to a “Guests” folder in the Contact Manager of the distributor to whom they’re connected to right now.

CUSTOMER

This account type is for existing Vi-Net customers. It is free to the end user and allows access to the back office My Profile, Community, Order and Autoship sections. It does not allow access to back office marketing tools and does not have a main marketing site at username.myvi.net. It does have Body By Vi and ViSalus Giving marketing sites. A site visitor to the marketing site of a Customer account will not have the option to get more information, other than what is available on the BBVi and ViSalus Giving sites, and applicable Sales pages.

LITE

This account type is for Vi-Net Distributors who are not paying for a Vi-Net website. It is free to the end user and allows access to the back office My Profile, Community, My Business (including sales, genealogy, order and autoship sections). It does not allow access to back office marketing tools and does not have a main marketing site at username.myvi.net. It does have Body By Vi and ViSalus Giving marketing sites. A site visitor to the marketing site of a Lite account will not have the option to get more information, other than what is available on the BBVi and ViSalus Giving sites and attached Sales pages.

PRO

This account type is for Vi-Net Distributors who are paying $24/mo. It allows full access to the entire back office. It includes the full marketing site and landing page experience.

BACK OFFICE

GENERAL INFO

Navigation and Permissions

For the details on back office pages, navigation and permissions for each account type, see the spreadsheet here:

http://solutionx.com/Resource/DbFile/?f=ViNet_navigation_v5.xls

Content and Features

All content that can be pulled over as-is, will be. Any pages or features not mentioned in this scope, and that are not already in the Unity platform, will not be a part of the Unity version of the Vi-Net system. The author of this scope has done his best to ensure all items of significance have been covered in this scope, and that no items are being intentionally left out that are not covered here. There may, however, be oversights. SolutionX asks the client to exercise due diligence in reviewing this scope.

There are several back office pages that still need to be designed and/or scoped. These include: Business Dashboard, entire My Body By Vi™ section, My Websites, Web Tools, Print Tools, Success Library, and Training Events.

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Migration

All user data will be migrated from the current Vi-Net platform to the Unity Platform as long as there is a spot for it. If Unity does not support some of the data, and there is no provision elsewhere in this document for building out a feature to support that data, the data will not be migrated (e.g. the Mood feature of the back office Profile). The list of data that will be migrated includes, but is not limited to, the following: usernames, passwords, site URLs, links, contacts, emails, messages, comments, corporate-created email campaigns (personal campaigns will not be migrated), resource files training videos, ratings, views, etc.

ViSalus will compile a “living list” of data to be migrated, and asks that SolutionX do the same as the migration continues.

Design

The Unity back office design is controlled by a few background images and a CSS file.The box headers and header bars are gray (HEX #eaeeed). Secondary font and rollover links are green (HEX #0c7741). The primary font and active link color is blue (HEX #007199). The background and headers change depending on the account type.

Columns

Besides the home page, which incorporates a different design, all pages use a standard-width three column design. Besides the My Profile and Community sections, most pages combine the left and center columns into one and use the right column for secondary navigation. There will be no secondary navigation in the right column for Vi-Net. All navigation will be handled through the menu. Content will either stretch across all three columns, or the right columns will be populated with content blocks editable by the client to put in ads and other promotions.

Share

The share tool will appear with all user-generated content in the My Profile and Community sections. It will be redesigned to allow sharing via Facebook, Twitter, with Contacts via Email, with My Team via Profile Message (Distributors will not be able to share an item with their team via email), and through generating a page link for copying and pasting. Each type of “share” will allow users to select the marketing site or landing page over which they want the content to display in a modal window (pop-up).

There will be no “Download this video” link to allow for the downloading of others’ videos. There will be no option to share via personal email address. When sharing with Contacts or My team, there will not be a default message. There will not be an option to save a message as a template, or to use a saved templated message, when sharing.

Star Ratings

User-generated content such as photos, videos and blog posts will be “rate-able” using a star system. This will include a total number of votes and an average rating.

Tagging/Keywords

User-generated content such as photos, videos and blog posts will allow for tagging upon creation and editing. The Community will also include a section on the Photos,

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Videos and Blogs pages that visually shows the top tags (see example here: http://dir.blogfux.com/tags.php ). This is a new feature and will be billed as custom development.

Mobile Upload Address

This address allows for posting of photos and videos when not logged into the system. This address will continue to function as before with the exception that new addresses will be based on the username and a randomly-generated number (i.e. 1284.myusername@myvi.mobi). It will not be editable by the user. Previously known as “Mobile Blog Address,” the name will be changed to “Mobile Upload Address” in Unity and will be located in the My Profile section.

Profile pictures

Colored borders around profile pictures will not be supported in Unity in this version. Vi-Net does not use colored borders around thumbnail pics, only around the picture on the user’s profile. The Unity design of thumbnail pics is borderless. To denote rank on a user’s profile, SolutionX suggests using recognition badges.

Getting Started Wizard

When users log in for the first time a wizard appears. It walks them through setting up preferences and tutorials. This tool will need further scoping, but the flow is as follows: Set up select sections of Settings, fill out select sections of My Profile, agree to community rules, go through back office overview tutorial and direct to Getting Started Training. The tutorial remains until all steps have been either completed or skipped over.

Footer Bar

At the bottom of the screen, users will have a footer bar with important links. This bar is persistent throughout the back office. Links change based on the account type of the user. “Enroll Customer” links to the “BBVI order” process on the distributor’s marketing site. “Enroll Distributor” links to the “Join” process on the distributor’s marketing site. “Join the Challenge!” links to the Start a Challenge page under the My Body by Vi™ section. “My Autoship” and “Place an Order” link to their respective back office pages.

HOME PAGE (DASHBOARD)

Design

The homepage has been redesigned for the Vi-Net launch. Initially, the widgets will be static. Later versions of the Unity home pages after launch may include the ability to move widgets around, and to delete and add other widgets from a library. See the three Home Page mockups here:

http://solutionx.com/Resource/DbImage/vinet_home_pro.jpg

http://solutionx.com/Resource/DbImage/vinet_home_lite.jpg

http://solutionx.com/Resource/DbImage/vinet_home_customer.jpg

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Pro Homepage

From top to bottom, left to right:

ID Widget

Displays the profile picture and the latest status update. Allows user to update status.

Action Items Widget

Displays number of new emails, tasks, events, contacts, distributor enrollments, customers, profile comments and profile messages. If the count if zero, the bubble color is gray. If it is 1 or above, the bubble color is red. Clicking the colored bubble links the users to the corresponding section of the back office.

There will be no Getting Started Training Requests wherein an advanced director has to manually check off GSTs for distributors. Completing a training in the Training section automatically completes the training.

Need Help? Widget

Information for customer support. ViSalus will handle tier one support using the Unity Support Portal which allows for upgrades, downgrades, password and username changes. When a problem escalates, SolutionX will handle tier two support.

What’s Going on in My Team?

This is the equivalent of Vi-Net’s current “What’s Going on in My Team” feed. In addition to the feeds currently running in Unity, SolutionX will need to add the following:

Username just achieved the new rank of

Username enrolled             new Preferred Customers this week

Username enrolled             new ESS’ this week

Username achieved over $500 PVQ

Username just became a Rising Star (NEW, ticket in Exigo to add to API. Defined as anyone who achieve the rank of Director within 31 days from enrollment date.)

Username has 10 days left to qualify as a Rising Star (NEW, This should be able to be programmed based on Exigo enrollment date)

Username just qualified for the Weekly Enroller’s Pool (NEW)

Username just qualified to get their BBVi Kit for Free (NEW)

Today is Username’s birthday (NEW)

Username set a new goal:

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There will not be any feeds regarding newly created email campaigns. All new feed items requested above (not currently operating in Vi-Net) will be counted as new features and billed as custom development.

What’s Going on in the Community?

A small feed (8 most recent posts) from the Community activity page will be mirrored on the Pro home page.

Editable Content Block Widget

A simple content block that can be edited by the client. It is intended that the client use this section for ads and promotions.

My Business Snapshot Widget

Displays the business information pulled from Exigo. See the design mockup for exact information being displayed. All information not currently being displayed on the Prosperity landing page of Vi-Net will be counted as a new feature and billed as custom development. ViSalus will be in charge of managing the new Exigo development work needed. SolutionX will work with Exigo to integrate, once Exigo is ready.

Corporate Communications Widget

Displays text-only version of News, Corporate Blogs, and tweets from the corporate Twitter account. These are in a tabbed-format, with the News tab as the default view. If it is possible to default to the last updated tab, SolutionX will build in that feature.

News

Displays the title of the latest 6 news items and the publish date. Long titles are cut-off at a certain point to fit within the box. View More links to the Company News section of the Community with all the news archives.

Corporate Blogs

Just like in Vi-Net, a content admin can mark certain blogs to be featured on the home page. These are usually limited to members of the corporate team or top distributor leaders. Only the 3 most recently featured blogs display. View More links to the Blogs section of the Community, filtered to show all Corporate-featured blog posts.

Twitter

Shows last three tweets from the corporate Twitter account. View More links to the corporate Twitter page.

My Sites Widget

Displays links to the users marketing sites, profile, and landing pages. Manage Sites links to the Marketing Site page under the Tools section. Marketing sites (myvi.net, bodybyvi.com, and visalusgiving.com) will display the number of views. Landing pages are hidden until the “view landing pages” link is clicked.

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MY PROFILE

Design

The Unity design is being tweaked to prep for the Vi-Net system. When browsing or managing the profile, the user never leaves the page. All profile content is displayed in the center column. These changes can be seen in the Profile mockups here:

http://solutionx.com/Resource/DbImage/vinet_profile_v2.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_info.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_photos.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_photo_gallery.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_photo_share.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_videos.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_video_gallery.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_video_share.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_blog.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_blog_view.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_goals.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_my_messages.jpg

http://solutionx.com/Resource/DbImage/vinet_profile_messages_read.jpg

There is no indication as to whether a user is “online now.” Goal Partners will be removed. “Moods” will be removed.

RSS Subscription

Users can subscribe to other users’ individual RSS feeds for status updates, photos, videos, and blog.

Status Update

Initially, only the input field shows with the words “What’s going on?” When clicked, the text disappears, the post button appears and the Twitter integration text displays as well.

My Team

The My Team section will automatically populate with the user’s enrollment tree and personal sponsor upon account creation.

There will not be the ability to select the top featured of My Team or Followers for this launch. These sections are private and are not viewable by others.

http://solutionx.com/Resource/DbImage/vinet_profile_my_team.jpg

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Following

The Vi-Net system on Unity will not have “Friends.” Instead, a user can “Follow” another user, which acts as a bookmark to that profile, but does not allow for private messaging. Following another user is a one-way transaction and does not require the user to enter a phone number or email address.

http://solutionx.com/Resource/DbImage/vinet_profile_following.jpg

All email and SMS notifications are active by default for followers in the Vi-Net partition meaning the user should be automatically notified when someone they follow posts any status, photo, video, blog, goal, etc.

Recognition Badges

SolutionX will migrate all existing profile recognition badges. Support for managing recognition badges will be handled through the Admin Toolbar.

Featuring

When logged in as a Content Admin, a user can feature photos, videos and blog posts. This content will then show in the Community as featured. They can also feature blog posts in the Corporate Blogs section of the Home Page. Finally, a Content Admin can mark certain profiles as a “Default Follow,” meaning these profiles will automatically be “followed” by new user accounts.

Default Follows for the Vi-Net partition will be set to the ViSalus Corp Account, Ryan Blair’s profile, Blake Mallen’s profile and Nick Sarnicola. After launch, ViSalus may requests that new users also follow their personal sponsor by default. This is a new feature and will be billed as custom development, if requested.

MY BUSINESS

Landing Page

http://solutionx.com/Resource/DbImage/vinet_landing_my_business.jpg

Business Dashboard

All content not currently working on the Prosperity landing page of Vi-Net will be counted as a new feature and billed as custom development.

Rising Stars List

List distributor name, city, state, phone, email, days left for all those with 10 days or less remaining. In order of # of days left, lowest on top.

GQV Graph: This Month vs Last Month

Line graph with volume on vertical axis, days of the month 1-31 on horizontal axis. Last month trend noted with a black line. This month with another color line. Ideally GREEN of above last month, RED if below.

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BV within your potential Pay Levels

Chart that lists pay level 1 – 8, then infinity sign. Show the total BV within each pay level. Pay the pay level they are earning on based on their rank BOLD, and gray out the rest so they can see it, but know they won’t earn it.

http://solutionx.com/Resource/DbImage/vinet_business_dashboard.jpg

My Waiting Room

This will be iframed in from Exigo.

http://solutionx.com/Resource/DbImage/vinet_my_waiting_room.jpg

My Customers

Previously “Customer Tree,” this page will be front-ended using the Unity design. There is no major loss of functionality in this transition.

http://solutionx.com/Resource/DbImage/vinet_my_customers.jpg

My Sponsor Tree

Previously “Sponsor Tree,” this page will stay as-is; SolutionX will simply iframe in the existing Exigo page.

http://solutionx.com/Resource/DbImage/vinet_my_sponsor_tree.jpg

Sponsor Tree Graph

Previously “Graphical Tree,” this page will be front-ended using the Unity design. The Unity design combines a graphical view (collapsable and expandable) with the some detailed information on each distributor. After the initial launch, ViSalus may request the addition of a Rising Star Column with a green check mark and profile pics that link to Vi-Net profiles. These two feature requests will be billed as custom development, if requested.

http://solutionx.com/Resource/DbImage/vinet_sponsor_tree_graph.jpg

Trends & Analysis

It is our understanding this is the current “Charts” report. This will be iframed in from Exigo.

http://solutionx.com/Resource/DbImage/vinet_trends_and_analysis.jpg

My Commissions

This will be iframed in from Exigo.

http://solutionx.com/Resource/DbImage/vinet_my_commissions.jpg

Prosperity Card

This will be a static landing page that offiers a hand-off to the Payoneer system.

http://solutionx.com/Resource/DbImage/vinet_prosperity_card.jpg

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MY BODY BY VI™

As mentioned before, ViSalus needs to lay out design and scope for much of this section. Functionality existing in the current Vi-Net system will be included in the Unity Vi-Net build. New features and functionality requested by ViSalus will be billed as custom development.

Landing Page

http://solutionx.com/Resource/DbImage/vinet_landing_my_body_by_vi.jpg

My Autoship

This will be front-ended using the Unity design. There is no major loss of functionality in this transition. Users will be able to easily add and remove items from autoship, as well as change the autoship date. The Unity system supports multiple autoship orders, which lets a user have multiple autoship dates. The interface matches the mockups below, with the exception that if a user has multiple autoships, he will first land on a page with a list of all autoship orders. A user can also, at any time, create a new autoship order by clicking on the “Create Additional Autoship” button. When a user sets quantity to zero on all products and clicks update (effectively canceling autoship), a window pops up attempting to retain the user. Successive steps are in this order: offer to keep user on shake-a-day Balance Kit product, offer to suspend auto-ship with previous settings for 1-3 months, request the user fill out a survey on why they’re canceling, finally cancel and submit the request. This is a new feature and will be billed as custom development.

http://solutionx.com/Resource/DbImage/vinet_my_autoship.jpg

http://solutionx.com/Resource/DbImage/vinet_my_autoship_cancel_1.jpg

http://solutionx.com/Resource/DbImage/vinet_my_autoship_cancel_2.jpg

http://solutionx.com/Resource/DbImage/vinet_my_autoship_cancel_3.jpg

Place an Order

This will be front-ended using the Unity design and will be a simple order form with options to purchase all product available on the marketing site shopping carts, as well as distributor-related tools and products not available on on those carts. Items available in this back office cart will be limited to those currently available in the Vi-Net Place Order cart—any additional items will be charged as custom development. Existing customers will order more product from this page in their own back offices, not from the distributor’s website where they first ordered. When placing an order, if a user selects an “Add to Autoship” checkbox, the item will be added to their oldest (or original) autoship order instead of creating a new autoship order. Only if the user does not have an existing autoship order will a new one be created.

http://solutionx.com/Resource/DbImage/vinet_place_an_order.jpg

Order History

This will be front-ended using the Unity design.There is no major loss of functionality in this transition.

http://solutionx.com/Resource/DbImage/vinet_order_history_list.jpg

http://solutionx.com/Resource/DbImage/vinet_order_history_view.jpg

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MARKETING CENTER

Landing Page

http://solutionx.com/Resource/DbImage/vinet_landing_marketing_center.jpg

Contact Manager

The Vi-Net prospect manager will be replaced with the current Unity Contact Manager. While there is some loss of functionality (i.e. Status of contact), the net effect is positive.

SolutionX will add the ability to import contacts from email services using the snap-in software currently used by Vi-Net.

http://solutionx.com/Resource/DbImage/vinet_contact_manager.jpg

Email Marketing

Unity supports an email inbox and a redesigned email interface. Vi-Net’s Email Marketing will be replaced by the Unity Email tool.

SolutionX will add the ability to use a predefined email signature when sending an email.

There will not be support for custom email campaigns or email templates at the time of launch. This feature will come in a future version. Existing email campaigns or email templates will not be migrated from Vi-Net. ViSalus can create as many email campaigns (HTML-formatted or plain text) as it would like to make accessible to Pro distributors).

ViSalus has committed to creating at least the following email campaigns: Body by Vi Prospecting Follow Up, ViSalus Giving Prospecting Follow Up, Body by Vi Series for all distributors and customers on the challenge, Training Series for all new distributors, Single email templates for promoting the challenge, prizes, kits, BMW, money, etc.

http://solutionx.com/Resource/DbImage/vinet_email_marketing.jpg

My Websites

In Unity, all website management happens in the Settings section under “Website.” However, there will be a splash page under the Tools section titled “Marketing Site.” This page will be a nicely designed explanation of the options before jumping you over to the Website Settings page. For more information on the Website Settings, see the Settings section below.

Web Tools

The Web Tools page is the Unity equivalent of the Promote My Site area in the current Vi-Net system. The first page will look similar to the Unity landing page design. Links are: Banners, Videos, Galleries (flash slideshow of My Profile photo galleries), Widgets (polls, etc), Facebook Apps, Desktop Backgrounds, Twitter Backgrounds, Graphics. After the user chooses a tool, he is directed to a new page with options for that tool, including which marketing site or landing page the content links back to. Desktop Backgrounds, Twitter Backgrounds, Graphics will link directly to their corresponding categories in the Resource Library, when clicked. The Web tools are only available to Pro users, but can link to all three marketing sites, the public profile and any landing page.

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Print Tools

All Print Center items will be migrated into the Resource Library under the category “Print Tools.” A direct link to this area of the Resource Library will be in the Marketing Center section under “Print Tools.” ViSalus will design the “splash page,” if applicable.

Resource Library

The Resource Library allows for sorting by Category Type, Media Type, Description, and Date. Currently supported media types include PDF, Video, Audio, Document, Spreadsheet, Presentation, Image and Zip Archive.

Using the Admin Toolbar, the client will be able to create custom Resource Categories, upload new resource files and add tags to resources for better searching experience. Support for “tagging” is a new feature request and will be billed as custom development work.

Screenshot mockup: http://solutionx.com/Resource/DbImage/vinet_resource_library.jpg

All Fusion Academy documents, except for training videos, will be migrated into the Resource Library.

Resource Library will not support sharing or ratings. These aren’t working in Fusion Academy currently, anyway. It will also not support views or downloads of resources, either.

There is no grouping by Spotlight, Recent, Most Viewed, etc.

Comments on resources are not supported.

Tasks

For launch, Vi-Net will use the current Unity Tasks tool. Because the current Tasks tool is due for a refresh, it was redesigned. While updates to the look, usability and features are forthcoming in future releases, this redesign will not be ready at the time of launch. There is no currently no hard deadline for delivery of the new Tasks tool.

When a new lead is created by a prospect filling out a form on the distributor’s marketing site, a task is created reminding the distributor to follow up. In addition, a new lead trigger an Email and/or SMS notification to the Distributor, as well as a feed item on the “What’s Going on in My Team?” feed on the home page.

Notifications to the user displays collected data: name, email, phone and the “most interested in” category.

Calendar

By launch, Vi-Net will use the updated Unity Calendar tool, which combines the Corporate calendar with the user’s Personal Calendar. The calendar supports attaching of flyers and event registration. After initial launch, ViSalus may request that SolutionX build support for generating a list of all users who registered for the event, with the ability for

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a distributor to view who has and has not registered within his/her team. ViSalus may also request integration with the existing event registration process that runs through the Place an Order shopping cart. These new feature will be billed as custom development, if requested.

The updated calendar tool will include ability for users to submit a new event for posting on the Corporate calendar after review by an administrator. Administrators can add/ remove event types. There is no way to delete all events of a certain type. Corporate can delete Shared and Calendar events at any time. They cannot delete other users’ personal calendar events, though.

Note: Lite Account types will have access to the Company Calendar only, they will not be able to add their own events. Personal calendar is a Pro-only feature.

http://solutionx.com/Resource/DbImage/vinet_calendar.jpg

TRAINING

Landing Page

http://solutionx.com/Resource/DbImage/vinet_landing_training.jpg

Design

The new training tool consists of a video library with multiple training series inside. Each series consists of several videos on the same subject (Getting Started Training, Social Network Training, etc). Each video is associated with Action Items that will need to be checked offin order to complete that training. The action items can contain links to pop-up windows with interactive content, such as filling out your goals or creating contacts. Videos can be locked and unlocked depending on completion of certain training or by rank. Training series, videos and action items are controlled through the Admin Toolbar. Videos can be “tagged” with keywords when uploaded, similar to the Resource Library. Tagging of training is a new feature and will be billed as custom development. See the Training Page mockup here:

http://solutionx.com/Resource/DbImage/vinet_visalus_academy.jpg

ViSalus Academy

The Training section contains all training videos from the Fusion Academy. This includes the Getting Started Training which will be modified to fit within the Training Tool format —the content will remain the same, however.

There will be no purchasing of training series, although these series may be locked if you have not achieved a certain rank. Each video will fall into these permission levels/ training categories: Success Training (open to all), Director Success Training (open to Directors +), RD Success Training (open to Regional Directors +), ND Success Training (open to National Directors +).

Distributors will be able to submit training to Corporate for approval and inclusion in the Training section either under ViSalus Academy or another training module.

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COMMUNITY

Design

The Unity design is being tweaked to prep for the Vi-Net system. When browsing community, the user never leaves the page. All community content is displayed in the center column (photos, blogs, videos, etc). These changes can be seen in the Community mockup here:

http://solutionx.com/Resource/DbImage/community_activities.jpg

http://solutionx.com/Resource/DbImage/vinet_community_people.jpg

http://solutionx.com/Resource/DbImage/vinet_community_photos.jpg

http://solutionx.com/Resource/DbImage/vinet_community_photos_view.jpg

http://solutionx.com/Resource/DbImage/vinet_community_videos.jpg

http://solutionx.com/Resource/DbImage/vinet_community_videos_view.jpg

http://solutionx.com/Resource/DbImage/vinet_community_blog.jpg

http://solutionx.com/Resource/DbImage/vinet_community_featured_blog.jpg

http://solutionx.com/Resource/DbImage/vinet_community_goals.jpg

http://solutionx.com/Resource/DbImage/vinet_community_recognition.jpg

http://solutionx.com/Resource/DbImage/vinet_company_news.jpg

Activity Feed

Status Update -Initially, only the field shows with the words “What’s going on? When clicked, the text disappears, the post button appears and the Twitter integration text displays as well.

The activity feed does not display snippets of blog posts. It also does not display comments that have been made on users’ profiles.

The entire activity feed for the Community will be RSS enabled so that it can be “pumped to other sources.” This is a new feature and will be billed as custom development. The filtered pages for Community Photos, Videos and Blogs (Most Viewed, Highest Rated, etc.) will also be RSS enabled, but RSS for these pages is not a new feature and will be included at no additional cost.

SolutionX will add a “Share” link to all the status updates on Community and Profile Activity feeds. Clicking the Share link gives the user the option to post to Facebook or Twitter. The post pulls in the status update in the following format: “STATUS_UPDATE Via FIRST LAST on Vi-Net.” This is a new feature and will be billed as custom development.

Recognition

This page will be migrated as-is with only minor tweaks to update to the Unity look and feel. It may initially be controlled manually through editable content blocks and later through the content admin toolbar and and an automated process.

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Forums

Forums will not be migrated to the Unity platform. Their function will be replaced with a Facebook-like “Groups” feature. SolutionX plans to implement Groups sometime in the near future, but there is no solid date at this time. Groups will not be a part of the Vi-Net launch.

SETTINGS

Landing Page

http://solutionx.com/Resource/DbImage/vinet_landing_settings.jpg

Account

Pulls in the Personal Info from Exigo. SolutionX will build in support for Birthday Information

http://solutionx.com/Resource/DbImage/vinet_account_settings.jpg

Website

Most customization options will only be available for the main marketing site (myvi.net), and not the Body By Vi or ViSalus Giving sites. The Unity system will not support the Edit Site Properties functionality of meta-tags, title, etc.

Personalization

The Profile Sidebar on the main marketing site will be controlled by this setting. It will default to pulling name, photo, location, phone number and “Why I love ViSalus” from the distributor’s back office My Profile. Distributors will be able to override the profile-pulled info with a separate name, photo, location, phone number and a personal message, if they choose.

Auto-Reply and Follow-up Emails

There will not be support for custom auto-reply or follow-up email campaigns at this time. Existing email campaigns or auto-reply settings will not be migrated from Vi-Net. Auto-responder campaigns for new leads will be the corporate-created default campaigns. The campaign will be determined by the site and method in which the lead was captured. There are no specific plans for adding the customizable Auto-Reply or Follow-up emails as found in Vi-Net. Instead, SolutionX recommends using the auto-responder email campaign feature in Unity.

Landing Pages

As described earlier in this document, all new Vi-Net landing pages will be designed. Using the Landing Page tool in the settings, a distributor can set a landing page as the first page for his site. There will be no Vi-Net concept of “marketing pages,” or Unity concept of “templates” or “themes” used in the system at this time.

Site Designer

A Pro account owner will have the option to customize the home page of the main marketing site. Pro users can choose from corporate or personal profile videos for display in the video pod section on their website. A blog will also be displayed. This is a new feature and will be billed as custom development.

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Further scope will need to be determined for this section.

http://solutionx.com/Resource/DbImage/vinet_website_settings.jpg

Billing

Pulls in Billing Info for Exigo. SolutionX will build in support for adding on Additional Services such as Executive Success Club.

Email

Controls settings for email forwarding (allowing a user to forward a copy of incoming mail to a personal address) and SMTP delivery settings (allowing a user to send email using a personal address).

http://solutionx.com/Resource/DbImage/vinet_email_settings.jpg

Privacy

SolutionX will build in support for limiting Profile Privacy to (1) Everyone (2) Community Only (3) My Team Only (4) No One Else

Privacy settings for Galleries is handled on an album-by-album basis in My Profile. In the future, ViSalus may request the ability to mark individual items of media as “private” (not shareable and notifications are turned off). This is not a feature that is requested for this launch, however.

Privacy settings for handling comments will not be supported in Unity. Users can, however, delete others’ comments from their own profile.

Notifications

SolutionX will build in support for Email Opt-in, Mobile Updates, VoiceCast and a language preference for Corp Communication

http://solutionx.com/Resource/DbImage/vinet_notification_settings.jpg

http://solutionx.com/Resource/DbImage/vinet_notifications_2.jpg

ADMIN TOOLBAR

Unity uses a robust toolbar for managing content and pages. This tool will replace the Vi-Net OverLord located at myvi.net/site/power-vi/.

Community Abuse

Community Report Abuse system will work similar to the Vi-Net current system. User-generated content (status update, photos, blogs, videos, etc) is associated with a Report Abuse link. Two “unique” clicks removes the content from the page.

Analytics

SolutionX will support an administrator view of analytics for Vi-Net, including page views by marketing site and landing page.

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SCHEDULE.

VI-NET UNITY SCOPE

DEVELOPMENT PROCESS

SolutionX utilizes a five phase development process: Discovery, Scope, Prototype, Production, and Launch.

DISCOVERY PHASE

In the discovery phase, there is insufficient information for the parties to reach a final contract with in-depth product specifications, final budget and schedule, production milestones, deliverables, etc. SolutionX and Client work together to reach an interim agreement or letter of intent, based on the high-level overview of the concept document. This letter of intent allows the parties to move forward with creating the all-inclusive scope document and to derive from it a final schedule and final budget which will lead to a final contract.

SCOPE PHASE

After a letter of intent is signed, the scope phase begins. In the scope phase, the scope document is created, including detailed information on every feature, process, and design element. It serves three purposes. First, it is the basis for the contractual agreement between the parties. Second, it is the product’s blueprint. Third, the quality assurance testers and the client use the scope document to determine whether the final product conforms to the original design.

At the beginning of the scope phase, designers begin to construct the first set of design compositions. During this time, technical staff will set up any underlying framework and investigate any necessary software integration. SolutionX submits a design composition, and Client provides feedback and any necessary changes through 3 revision rounds.

When the all design and detailed specifications are finalized in the scope document, a final budget and schedule are determined and a final contract is signed, obligating the parties to the terms outlined in the scope document.

PROTOTYPE PHASE

After the parties have signed the contract, the prototype phase begins. The purpose is to produce a prototype of the system, with the site skeleton built out and much of the design elements implemented. It is a small, working version of the final system that is ready for adding content to the marketing sites and back office. It may be limited in features, but gives the user an idea of what the final, complete product will be like. At this point, SolutionX and the client determine what, if any, modifications to the scope, budget, and schedule are needed.

PRODUCTION PHASE

In the production phase, SolutionX completes all design, video, interactive flash animation and development. All marketing site and back office content is added. All back end integration is programmed and tested. SolutionX performs all work during the production phase as outlined in the approved scope document. SolutionX affords the client ample and regular access to the system to assure conformance with the scope document. This phase ends with a complete site ready to launch.

LAUNCH PHASE

Once the system has been completed, SolutionX prepares for final launch. An import of user and billing information is made. Quality assurance testers continue to work through the system, tracking and submitting bugs. The client’s team and online support are trained in how to use the system and

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tools. The launch phase may include a period of beta testing where a select group of users test the system and report bugs to the development team. After the QA and beta testing is complete, a final migration of DNS and URL changes are made. The launch phase ends when the system has been successfully launched and marketing efforts, such as an email announcement of the launch, have been rolled out.

ASSUMPTIONS

The schedule and pricing contained in this document have been based on the following assumptions:

•	The implementation of the Client’s Unity system will include standard features with standard integration of reports from Exigo, unless otherwise stated in the Scope.

•	There will be no new designs or content changes (text, images, media) for Marketing Sites

•	Client will provide any marketing content that cannot be taken from the current Vi-Net system for the email campaigns, follow-up emails, call scripts, resource library, and training.

•	Client agrees to a freeze on design and scope of project at the end of the scope phase and a freeze on content at the end of the prototype phase.

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LAUNCH SCHEDULE

This schedule is based on an assumed signing of the contract by April 26, 2010,* a beta launch date of June 30, 2010,** a final launch date of July 14, 2010, and a turn off date for the old Vi-Net System of July 28, 2010.

SCOPE PHASE | FEB 8 - APR 26 (55 BUSINESS DAYS)

•	Sign Letter of Intent - start of scope phase (this occurred previous to Apr 2010)

•	Commence work on the Scope Document (Feb 8)

•	Setup up initial development framework

•	Client delivers design for marketing site, SolutionX matches look and feel

•	Complete the Scope Document, including final budget and schedule

•	Sign Final Contract - freeze on scope and design - no more changes to either (Apr 26)

PROTOTYPE PHASE | APR 26 - MAY 14 (15 BUSINESS DAYS)

•	Commence work on prototype of marketing sites and back office, matching the look and feel of mockup designs (Apr 26)

•	Commence work on Custom Development Features

•	Complete working prototype - freeze on text, image and media content - no changes to content (May 14)

PRODUCTION PHASE | MAY 17 - JUNE 15 (22 BUSINESS DAYS)

•	Commence work on integration with back end provider

•	Implement/fill out content for marketing sites and back office

•	Complete all production and integration as specified in the scope document - freeze on feature development (Jun 15)

LAUNCH PHASE | JUNE 16 - JULY 28 (29 BUSINESS DAYS)

•	Internal Quality Assurance (Jun 16 - Jun 29)

•	Continue bug testing, tweaking and fixing

•	Train Client on using and administering system

•	Beta Launch with select users (Jun 30 - Jul 13)

•	Final import/migration of users (if required)

•	Final Launch (Jul 14)

•	Old Vi-Net system remains publicly accessible (Jul 14 - Jul 27)

•	Old Vi-Net system is closed (Jul 28)**

*	Start of schedule is contingent upon completion of the Scope Phase and the signing of the final contract. Schedule is contingent upon timely submission, review and approval of materials by Client. Any changes in the scope document after the Scope Phase is complete or failure by Client to adhere to deadlines outlined above may affect the schedule and pricing, in which case, additional costs will be paid for by Client.

**	If the client wants to extend the beta period or keep the old Vi-Net system running concurrently with the Unity system longer than the dates outlined above, additional costs will be incurred and charged to the Client.

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THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PRICING.

VI-NET UNITY SCOPE

CUSTOM DEVELOPMENT PRICING

SolutionX estimates the billable new features to cost the following:

Total Estimated Hours of Billable Custom Development:		*	** hours
Total Estimated Cost of Billable Custom Development:	$	*	**

COST	DESCRIPTION

$***	Landing Pages - Landing pages are now 2-tiered. We will include up to 1 tier for free, and bill for the 2nd tier.

$***	Share - The groundwork for sharing will be included for free, but new features (i.e. selecting a website for Facebook and Twitter shares) will be billed as custom dev.

$***	Marketing Site - display the latest blog post on the home page of the marketing site.

$***	Notifications - Integrate with Exigo to support Vi-Net specific notifications and feed items. Full list in comments. Billable items marked as NEW.

$***	Home Page - My Business Snapshot. Displays the business information pulled from Exigo. (http:// solutionx.com/Resource/DbImage/vinet_home_pro.jpg). All information not currently being displayed on the Prosperity landing page of Vi-Net will be billed as custom development

$***	My Business - Business Dashboard. All content not currently working on the Prosperity landing page of Vi-Net will be counted as a new feature and billed as custom development.

$***	My Autoship - Cancellation Process. When a user sets quantity to zero on all products and clicks update (effiectively canceling autoship), a window pops up attempting to retain the user. Successive steps are in this order: ofier to keep user on shake-a-day Balance Kit product, offier to suspend auto-ship with previous settings for 1-3 months, request the user fill out a survey on why they’re canceling, finally cancel and submit the request.

$***	Training - support for tagging videos in admin tool.

$***	Community - Allow sharing of status updates to Facebook and Twitter. No Facebook Connect integration at this point

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EXHIBIT B

Financial Summary of Payments and Fees

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT B

Financial Summary of Payments and Fees

INITIAL SET UP, DEVELOPMENT & MIGRATION FEES TO THE UNITY PLATFORM: (US English)

SolutionX agrees to provide Client with the full Unity Platform as outlined and agreed to in the Vi-Net Unity Scope document attached as Exhibit A in consideration for sums previously paid.

SolutionX further agrees to (1) waive current invoices #320 ($15,900), #348 ($13,900), and #381 ($8,400) saving Client a total of $38,200; and (2) not charge Client with any subsequent maintenance work performed by Jade Charles or any other person on the existing Vi-Net platform until 30 days after successful launch. The Parties also agree that, upon the successful launch of the Unity Platform to Client’s reasonable satisfaction as outlined in the Vi-Net Unity Scope document, the existing contract between the Parties dated June 15, 2009 will terminate in its entirety, and this Agreement will become effective in its entirety. The Parties further agree that as of March 1, 2010, SolutionX no longer shall be responsible for any further payments or obligations for the Path Connect office lease, and Client shall be solely responsible. The Parties further agree that the current Vi-Net platform shall be migrated off of the Rackspace servers and onto SolutionX’s servers shortly after the final launch, and will be turned off or rendered inaccessible as outlined in the Vi-Net Unity Scope document attached.

This contract and pricing will assume and require the following: (1) there will be a permanent freeze on all new development for the Vi-Net platform; and (2) Jade Charles will be working exclusively devoted to building out the required additional Vi-Net features in the Unity Platform and working on the migration along with continuing to support and maintain the Vi-Net platform until launch of the Unity Platform.

SET UP & DEVELOPMENT FEES FOR ADDITIONAL MARKETS / FOREIGN LANGUAGES:

Client and SolutionX shall agree in advance on the price to launch new international markets to cover the initial setup and deployment of each new market. Prices will vary from market to market depending upon the complexity of the particular market, how many languages are involved, whether Client provides the content translations, and other factors.

GLOBAL LICENSING FEES:

Pro version.   For Pro version fees, Client will pay SolutionX as outlined herein:

•	$*** for the first 500 Monthly Subscribers;

•	$*** for the next 500 Monthly Subscribers;

•	$*** for the next 9,000 Monthly Subscribers;

•	$*** for the next 29,000 Monthly Subscribers;

•	$*** for any Monthly Subscribers beyond 39,000

Example: if there were 50,000 Pro version subscribers for a given month, then Client would pay SolutionX $*** ($*** for first 500 subscribers, plus $*** for next 500 subscribers, plus $*** for the next 9,000 subscribers, plus $*** for the next 29,000 subscribers, and *** for the next 11,000 subscribers).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

For annual subscriptions, SolutionX will receive $*** ($*** monthly average) of the total annual fee received by Client. The Parties agree that all new Distributors will receive their first trial month free, and then be billed automatically on their first auto ship day the month after they enroll. There will be no charge to Client for any Pro or Ultra-Pro sites during the free trial period. Client shall pay SolutionX the Global Licensing Fees on the 15th of each month for the prior month’s fees.

MONTHLY GLOBAL HOSTING & MAINTENANCE FEE:

Client shall pay to SolutionX a Monthly Global Hosting & Maintenance Fee (“Maintenance Fee”) which shall begin on the first day of each month following the initial launch of the Unity Platform and shall be payable monthly on the 15th day of the following month. This fee covers and includes: (1) SolutionX attendance at up to two live Client events/conventions per calendar year in the USA (SolutionX will not charge Client for costs associated with SolutionX’s attendance at these events including airfare & hotel charges); (2) Distributor Training (conference calls, webinars, etc.) with our Unity Platform training staff; (3) Customer Service; (4) Technical Support; (5) Subscriber Payment Processing; (6) Hosting & Data Center related costs for the Pro, Ultra-Pro, and Lite sites (including Data Center colocation costs, servers and related hardware, hardware replacement and upgrades, software licensing, rack space, power, cooling, and all technical staff time related to etc.); and (7) Video Streaming (which requires increasingly larger bandwidth with increased volume and usage).

The Monthly Global Hosting & Maintenance Fee also entitles Client, at no additional cost, to receive all future versions, platform upgrades, patches, fixes and releases of the Unity Program throughout the term of the Agreement. Client shall also be entitled to receive other enhancements and new features that are offered generally to all other Unity Platform clients at only the cost of implementation. However, any new features that are proprietary to another client of SolutionX are not included, but may be available in some instances for purchase. This provision is available to Client as well, meaning that if Client pays SolutionX to develop a new feature that is proprietary to Client, then Client may choose not to make it available to other SolutionX Unity Platform clients, or Client may recoup Client’s cost of development by allowing SolutionX to sell the new feature to other SolutionX Unity Platform clients.

The Maintenance Fee shall be calculated as follows: the minimum monthly Maintenance Fee shall be $***. The Maintenance Fee shall be $*** for each Pro or Ultra-Pro Subscriber site up to 10,000 sites, and then *** per site above 10,000 sites. There will be no charge to Client for any Pro or Ultra-Pro sites during the free trial period. Customer sites will be included for all services covered by the Maintenance Fee, but there will be no Maintenance Fee charge to Client for Customer sites. Lite sites will be charged $*** until total combined Pro, Ultra-Pro, and Lite sites reach 5,000 combined sites. Then Lite sites drop to *** above 5,000 combined sites until 10,000 combined sites, and then drop to *** above 10,000 combined sites. However, notwithstanding the above, Client shall track the percentage of new distributors who subscribe to Pro or Ultra-Pro sites in their first month after the free 30 day trial period. If at least 85% sign up for the Pro or Ultra-Pro sites, then there will be no charge for Lite sites for that calendar month. However, this calculation will not reduce the minimum monthly Maintenance Fee of $***. The Maintenance Fee is also not included in, or subject to, the Global Licensing Fee cap. To illustrate:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

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(1) if there were 1,650 Pro sites ($*** each) and 1,000 Lite sites ($*** each), then the total amount ($***) would be less than the minimum monthly fee of $*** so the minimum fee would apply.

(2) if there were 2,500 Pro sites ($*** each), and 1,000 Lite sites, then the Lite sites would be charged $*** per site for a total fee of $*** unless the new distributor sign up ratio for the month was at least 85%, in which case the fee would drop to the monthly minimum of $***.

(3) if there were 4,500 Pro sites ($*** each), and 2,000 Lite sites, then the Pro sites would be $***, and the first 500 Lite sites would be charged $***, and the remaining 1,500 Lite sites would only be charged *** ($***) unless the new distributor sign up ratio for the month was at least 85%, in which case the total fee would only be $***.

(4) if there were 6,000 Pro sites ($*** each), and 2,500 Lite sites, then all the Lite sites would only be charged *** ($***) for a total fee of $*** unless the new distributor sign up ratio for the month was at least 85%, in which case the total fee would only be $***.

(5) if there were 11,000 Pro sites ($*** each), and 4,000 Lite sites, then the first 10,000 Pro sites would be charged $***, and the remainder of the Pro sites and all the Lite sites would only be charge *** for a total fee of $*** unless the new distributor sign up ratio for the month was at least 85%, in which case the total fee would only be $***.

EXHIBIT B-1

Purchase of Single User License for Unity Platform

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT B-1

Purchase of Single User License for Unity Platform

ONE-TIME PURCHASE PRICE OF A SINGLE USER LICENSE FOR UNITY PLATFORM:

Client may opt to purchase the Unity Platform at any time. If Client opts to purchase the Unity Platform, then Client shall pay to SolutionX a one-time purchase price for a Single User License for the Unity Platform as follows: if the purchase takes place prior to, or within one year of launch $***; within 1-2 years of launch $***; after 2 years of launch $***. The terms of the purchase shall be as follows:

1. SolutionX shall grant to Client a perpetual, royalty free, worldwide license to the then current Unity Platform;

2. SolutionX shall provide Client copies of the complete source code and all related code and documentation to the Unity Program;

3. Client shall have the unrestricted right to modify, alter, change, enhance, decompile, decode, reverse engineer, or reprogram the Unity Platform;

4. “Single User License” shall mean that Client shall be prohibited from competing with SolutionX by sub-licensing or reselling the Unity Platform, source code, or any derivative thereof to any other person or company within the Direct Selling industry.

5. Except for any fees then due and owing pursuant to this Agreement, the Global Licensing Fees shall terminate when Client exercises this purchase option and all subsequent subscription fees shall belong exclusively to Client.

6. Concurrent with exercising such option, there are several considerations that Client must decide upon as part of the purchase:

A. Client may choose to continue to have SolutionX perform all development on the Unity Platform by continuing the terms of this Agreement including the Monthly Global Hosting & Maintenance Fees, Dedicated Staff Fees, and New Market / Foreign Language Fees. All custom development will continue to be provided as per this Agreement.

B. Client may choose instead to use their own developers and programmers to develop, modify, enhance, or make other changes to the Unity Platform source code. If Client chooses this option, then:

1. SolutionX will no longer have any responsibility or liability for the Unity Platform source code or its functionality.

2. SolutionX will no longer be responsible to provide patches, fixes, updates, new releases, new features, or any other Unity Platform enhancements because of the changes Client will make to the source code. Nevertheless, Client may purchase them, but SolutionX is not responsible for implementing them and not liable if they don’t work properly or cause any malfunction in Client’s modified platform.

3. SolutionX may also enter into a new service agreement with Client on an hourly basis at the rates listed in Exhibit C, but with no guarantees that SolutionX can adequately fix or repair anything that Client’s developers or programmers break or cause to malfunction.

4. Additionally, Client will need to be adequately prepared to purchase, set up, deploy, and maintain a fully integrated dedicated hardware solution that can host the Unity Platform and all of its complex software integrations. Client would also need one or more high level, very experienced software developers who would need to fully understand the Unity Platform source code and all of the other software and hardware integrations necessary to make the Unity Platform function fully and properly which includes: Unity Source Code (application code, partition HTML templates, database structure); Account Provisioning Engine (application code, interface, database structure); Third Party Library Dependencies (Client will need to purchase these third party code libraries); Messaging Gateway (application code, database structure); Localization Engine (application code, database structure); Content Server (application code).

EXHIBIT C

Additional Development Rates

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST PURSUANT TO RULE 406. REDACTED MATERIAL IS MARKED WITH [***] AND HAS

BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT C

Additional Development Rates

Executive Consultant	$***/hr
Marketing/Account Manager	***/hr

Motion Graphics	$***/hr
Videographer/Editor	$***/hr
Sound Designer	$***/hr
Lead Designer	$***/hr
Designer	$***/hr

Lead Unity Developer	$***/hr
Lead Unity Programmer	$***/hr
Unity Programmer	$***/hr
Unity Production Manager	$***/hr

Lead Copywriter	$***/hr
Copywriter	$***/hr
Content Manager	$***/hr
QA Testing	$***/hr

Foreign Language (non-English) support is not being provided in this Agreement, but may be added at any time at Client’s request:

Foreign Language (Specify):

Technical Support	$***/hr
Customer Support	$***/hr

EXHIBIT D

Service Level Agreement

EXHIBIT D

Service Level Agreement

SOLUTIONX RESPONSIBILITIES:

1.	Network & Facility Infrastructure Management. SolutionX shall proactively manage, maintain, upgrade as needed, and support the network infrastructure, hardware, connectivity, and the facility infrastructure elements including power, cooling, and security.

2.	OS, Application, and Content Management. SolutionX shall proactively manage, maintain, upgrade as needed, and support the operating systems and applications on its servers.

3.	Security & Back-up. SolutionX shall proactively manage, maintain, upgrade as needed, and support the hardware security, data back-up, and emergency response systems as described below.

4.	Monitoring. SolutionX shall monitor the network and facility infrastructure to prevent unscheduled server downtime and over subscription according to SolutionX specifications.

UNITY PLATFORM NETWORK AVAILABILITY:

SolutionX’s goal is to have 99.7% network availability each month, which shall be interpreted as having an average of less than two (2) hours of unscheduled network down-time per month during the year, excluding downtime due to faults caused by Client, Client’s commission / genealogy software provider, or other causes outside of the reasonable control of SolutionX, including without limitation malfunction or cessation of Internet services by any third party network or ISP. Network availability refers to the general availability of the Subscriber website system to Internet users, without respect to the availability of any individual Subscriber website to any individual Internet user. SolutionX will schedule periodic but brief down time to upload new features, new custom development, update 3rd party security patches, bug fixes, and other system maintenance. Normally this will be done overnight to minimize any impact on Subscribers. Should SolutionX fail to meet its goals under this provision, Client shall have the right to terminate the Agreement per the early termination procedures outlined in this Agreement. Such termination shall be Client’s sole remedy and SolutionX’s sole liability for such failure.

Backup and Off-Site Storage:

Fibernet Data Center provides redundant power supply and connectively to ensure against any interruption of power or internet connectivity. SolutionX deploys at the Data Center a complex state of the art hardware configuration hosting the Unity Platform that includes a network area storage device with RAID 6 configuration so that if one or more drives fail, the Unity Platform continues to function without interruption, and the faulty drives can be easily replaced, and become part of the RAID environment again by automatically rebuilding upon installation. SolutionX also maintains an on-site inventory of drives and servers so that there is no delay in replacing them should one fail. This redundancy will protect against all normal concerns for keeping the Unity Platform fully functional and providing data backup protection. Additionally, SolutionX also backs up all drives on nightly cycles. These nightly back ups are written to two separate mass storage devices, one located at the Fibernet Data Center, and the other located in a second separate offsite computer colocation. Both locations maintain 30 days of nightly cycle backups at a minimum. Therefore, even if the entire Fibernet Data Center were destroyed, all data would be protected, and the Unity Platform could be brought online quickly and with minimum down time.

Disaster Recovery Plan:

A disaster is defined herein as any unplanned event that prevents the Fibernet Data Center from providing services needed by the Unity Platform participating applications for a period of 24 hours or longer. Such a disaster is considered highly unlikely, but would include such things as extensive fire or smoke damage, water damage, and extensive earthquake damage to the facility preventing normal functioning, accessibility, and usage. SolutionX’s Disaster Recovery Plan is limited only to SolutionX owned or managed computer systems.

In the event of a disaster, SolutionX has in place the required preparation and plans necessary to quickly bring up the fully functioning Unity Platform at SolutionX’s secondary offsite computer colocation. Solution X has at its secondary offsite computer colocation adequate hardware, data storage, and data communications services to quickly bring up the fully functioning Unity Platform and make it available to Subscribers. SolutionX would continue to conduct operations at its secondary offsite computer colocation until the Fibernet Data Center is ready to resume normal operations.

EXHIBIT E

Term, Domain Names & Launch Dates

EXHIBIT E

Term, Domain Names & Launch Dates

INITIAL TERM OF AGREEMENT:

The term of this Agreement shall be for three (3) years beginning from the date of the Client’s execution and delivery of this Agreement to SolutionX.

DOMAIN NAMES:

Client agrees to acquire, maintain, and provide us with the following domain names/URLs:

LAUNCH DATE & REQUESTED CONTENT & MATERIALS:

*Delivery of this system for the live launch date or event is contingent on executing this Agreement on or before April 26, 2010 to ensure the timely launch of the Unity Platform as contemplated by the Parties as outlined in the Vi-Net Unity Scope document attached, and to allow SolutionX sufficient time to meet these scheduled delivery dates, and additionally so that SolutionX does not enter into any new contracts with other companies that would potentially interfere with the delivery dates contemplated by this contract. Any material changes in design from which the schedule and pricing were created may affect the delivery dates, launch schedule and may result in additional costs to Client. The delivery schedule is also contingent upon Client’s cooperation in timely providing to SolutionX all requested materials and approvals as fully described in the Vi-Net Unity Scope document attached, to allow SolutionX to meet the delivery schedule.

EXHIBIT F

Hardware & Hosting Solution Options

EXHIBIT F

Hardware & Hosting Solution Options

CLIENT HARDWARE AND HOSTING OPTIONS:

Client has the option of whether to utilize SolutionX’s shared hosting solutions (option #1), or to have a customized dedicated hosting solution (option #2).

Client elects Option #1.

OPTION #1 – SHARED HOSTING OPTION

This is the no cost option for Client, meaning that there would be no additional costs to Client other than what is outlined in Exhibit B. Under this option, Client would agree to utilize SolutionX’s shared hosting solution. This would mean that Client would not have its own servers and equipment exclusively dedicated to Client, but instead would be utilizing SolutionX’s shared servers.

OPTION #2 – CUSTOMIZED DEDICATED HOSTING OPTION

If Client opts to have dedicated hardware, servers, equipment, and software, then SolutionX and Client will work together to determine Client’s actual needs, and then SolutionX will customize a complete dedicated hosting solution that will be fully agreed to, priced and detailed below, including all hosting, hardware (database server(s), web server(s), redundancy server(s), server racks, etc.), and all necessary software and licensing for the customized solution.

Customized Dedicated Hosting Solution Details:

If Client chooses this model, then Client shall pay SolutionX a one-time fee of $30,000 from which SolutionX agrees to purchase and set up a dedicated hosting environment for Client which will be detailed below. Additionally, the Monthly Global Hosting & Maintenance Fee will be changed to a flat monthly fee of $5,000, and will continue to provide Client with all the benefits described above, and will also cover replacement parts, additional rack space and maintenance required by the dedicated hosting environment.